Exhibit 10.41

                                  June 28, 2007

Cornell Capital Partners, LP
101 Hudson Street, Suite 3700
Jersey City, New Jersey   07302

Attention: Troy Rillo, Esq.

Troy:

         Supplementing the letter agreement between Cornell Capital Partners, LP/Montgomery Equity Partners, Ltd. (collectively, "Cornell Capital") and Fittipaldi Logistics, Inc. ("Fittipaldi") dated January 17, 2007, and to finalize an amicable resolution and settlement with Cornell Capital, we agree to the following:

         1. On or before July 14, 2007, Fittipaldi will irrevocably and unconditionally pay to Cornell Capital a total of $1.8 million and issue to Cornell a 4-year warrant to purchase a total of 5 million shares of Fittipaldi's common stock for an exercise price of $0.03 per share (the "Warrant") in satisfaction of all obligations under the Debentures and related charges owing to Cornell Capital. The Warrant will have cashless exercise provisions to the extent that the common stock underlying the Warrant is not registered with the SEC. In addition, the 13 million common shares and the Warrant which Fittipaldi agreed to issue to Cornell Capital are subject to Sections 2 & 3 below.

         2. Fittipaldi will purchase or arrange for the purchase of the 13 million shares described above for a purchase price of $400,000 to be paid on or before October 1, 2007 (for purposes of clarity, the payment of $400,000 pursuant to this Section 2 is in addition to the $1.8 million set forth in Section1 hereof). The shares will be maintained in escrow with Schneider Weinberger & Beilly LLP pending payment of the $400,000 to Cornell Capital. No shares will be disbursed from escrow until Cornell has irrevocably and unconditionally received a total of $400,000. In the event that Cornell has not received the full $400,000 by October 1, 2007, then all 13.0 million shares will be disbursed by the escrow agent to Cornell and Cornell shall be free to dispose of such shares in any manner it so elects and shall be entitled to retain any and all proceeds from such disposition. Cornell shall have no obligation to Fittipaldi or any other party for the disposal of such shares even if the proceeds from such disposal (when combined with any partial cash payments) are in excess of the $400,000 set forth herein. Promptly after October 1, 2007, if Cornell has not received the full $400,000 payment set forth herein, the escrow agent shall disburse to Cornell the 13.0 million shares (and appropriate stock powers with medallion guarantees and legal opinions to remove any restrictive legends). In such event, the escrow agent and the Company's transfer agent are under strict, irrevocable instructions to promptly follow the instructions herein, and neither Fittipaldi nor anyone acting on behalf of Fittipaldi (either now or in the future) shall object to such disbursement and subsequent disposal by Cornell or provide contrary instructions to the escrow agent or transfer agent.

         3. Fittipaldi shall have an assignable right to purchase some or all of the Warrant by December 31, 2007 for a price equal to the number of shares underlying the warrant being purchased times the difference between $0.03 and the volume weighted average of Fittipaldi's common stock (as determined by Bloomberg) for the five (5) trading days immediately preceding the date the warrant is purchased ("Avg Price") (i.e., if Avg Price = $0.06 per share then
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the purchase price for 5 million shares = [$0.06 - $0.03] x 5 million shares =
$150,000). In any such calculations, the Avg Price shall not be less than $0.06 per share.

         4. Upon remittance of the $1.8 million payment to Cornell Capital, the latter will promptly authorize Fittipaldi to file UCC-3 Termination Statements to release any and all security interests held by Cornell in Fittipaldi or its subsidiaries.

         5. As may be required or desired, the parties agree to exchange general releases either at the completion of the $1.8 million payment, excepting the provisions above regarding the purchase of the 13 million shares, or at the time of full payment for the 13 million common shares.

         If the foregoing terms and conditions described above are satisfactory, please sign as indicated below. We look forward to an expeditious and successful closing of these transactions.

ACCEPTED AND AGREED:                         Sincerely yours,

CORNELL CAPITAL PARTNERS, L.P.               FITTIPALDI LOGISTICS, INC.
By:  Yorkville Advisors, LLC
Its: Investment Manager


By:                                         By:
   ---------------------------------------     ---------------------------------
   Troy J. Rillo, Senior Managing Director     Frank Reilly, Chief Executive
                                               Officer